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                                                                      EXHIBIT 17

                     AGREEMENT FOR THE SALE AND PURCHASE OF

                                     NAPHTHA

                             DATED: FEBRUARY 6, 2001

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                 AGREEMENT FOR THE SALE AND PURCHASE OF NAPHTHA

DATE:       FEBRUARY 6TH, 2001

PARTIES: EP INTEROIL, LTD. Incorporated in the Cayman Islands of Ugland House, South Church Street, Georgetown, Grand Cayman, Cayman Islands, British West Indies (the SELLER).

            SHELL INTERNATIONAL EASTERN TRADING COMPANY owned by Shell Eastern Trading (Pte) Ltd incorporated in Singapore of Shell House #04-00, UE Square, 83 Clemenceau Avenue, Singapore 239920 (the BUYER).

RECITAL

The Seller wishes to sell and the Buyer wishes to buy Naphtha produced at the InterOil Refinery in Port Moresby Harbour, Papua New Guinea, and the parties have agreed to enter into this agreement to provide for the general terms and conditions under which such sales will take place.

OPERATIVE PART

The Seller agrees to sell and the Buyer agrees to buy Naphtha under the General Terms and Conditions set out in the Schedule to this Agreement for the Term defined in the Schedule.

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                                    SCHEDULE

        GENERAL TERMS AND CONDITIONS FOR THE SALE AND PURCHASE OF NAPHTHA

1     DEFINITIONS AND INTERPRETATION

1.1   DEFINITIONS

1.2   REFERENCES AND HEADINGS

1.3   GOVERNING LAW

1.4   WAIVER

1.5   VARIATIONS

2     CONTRACT TERM

3     SALE

3.1   CONTRACT QUANTITY

3.2   NAPHTHA STORAGE TANKS

4     DELIVERY TITLE RISK

4.1   DELIVERY

4.2   TITLE

4.3   WARRANTY OF TITLE

5     PRICE

5.2   CESSATION OR INTERRUPTION OF PRICE QUOTATIONS

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5.3   ROUNDING OFF

5.4   BILL OF LADING DATE

5.5   LOST BILL OF LADING

6     PAYMENT TERMS

6.1   INVOICE FOR LIFTINGS

6.2   TIME AND METHOD OF PAYMENT

6.3   INTEREST ON LATE PAYMENTS

7     LIFTING CRITERIA

7.1   ESSENTIAL CRITERIA

8     SCHEDULING, TANKER NOMINATION AND LOADING

8.1   FORECAST PRODUCTION AND OTHER INFORMATION

8.2   NOMINATED DATE RANGE AND QUANTITIES

8.4   NOMINATION AND VERIFICATION OF TANKER

8.5   TANKER SUBSTITUTION

8.6   AGREED ARRIVAL DATE

8.7   REJECTION OF AGREED ARRIVAL DATE

8.8   TANKER ARRIVAL

8.9   NON-COMPLIANCE WITH TANKER SPECIFICATIONS

9     BERTH AND LOADING

9.1   SAFE BERTH

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9.2   LAYTIME

9.3   DEMURRAGE

9.4   ACCEPTANCE OF PORT REGULATIONS

9.5   BUYER"S TANKER

10    QUANTITY/QUALITY DETERMINATION

10.1  PRIMA FACIE CONCLUSIVE

10.2  TANK GAUGING

10.3  NOTIFICATION OF CLAIMS

10.4  TESTS

10.5  QUALITY SPECIFICATION

10.6  INDEPENDENT INSPECTOR

11    FORCE MAJEURE

11.1  RELIEF FROM OBLIGATIONS

11.2  PAYMENTS AND MARKETS

11.3  NOTICE

11.4  OBLIGATIONS OF DELAYED PARTY

11.5  EXTENDED FORCE MAJEURE

12    RISK STRUCTURE

12.1  INSURANCE

12.2  LIABILITY FOR INDIRECT DAMAGES

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13    POLLUTION

14    TAXES, DUES, DUTIES, IMPOSTS AND GST

14.1  PORT CHARGES

14.2  NEW IMPOSTS

15    NOTICE

15.1  MEANS OF NOTICE

15.2  CHANGE OF ADDRESS

15.3  REPRESENTATIVES

15.4  AUTHORITY OF THE REPRESENTATIVES

15.5  WARRANTY

16    ASSIGNMENT

16.1  SUCCESSORS AND ASSIGNS

16.2  CONDITIONS OF ASSIGNMENT

17    CONFIDENTIALITY

17.1  NON-DISCLOSURE

17.2  EXCLUSIONS

18.   DISPUTE RESOLUTION

18.1  NOTICE OF DISPUTE

18.2  MEETING

18.3  FURTHER ALTERNATIVE DISPUTE RESOLUTION

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18.4  EXPERT

18.5  ARBITRATION

18.6  CONFIDENTIALITY OF PROCEEDINGS

18.7  REPRESENTATION

18.8  CONTINUED PERFORMANCE OF OBLIGATIONS

1     DEFINITIONS AND INTERPRETATION

1.1   DEFINITIONS

As used in these General Terms and Conditions or in the Agreement or in any invoice or order relating to Naphtha sold under the Agreement, the following terms shall have the following meaning:

"A$" means Australian Dollars;

"ACCEPTED QUANTITY" means the quantity (plus or minus 5% operational tolerance ) of Naphtha agreed upon between Buyer and Seller pursuant to Clause 8.2 hereto;

"AGREED ARRIVAL DATE" means the 3 day period entirely within the Date Range, "ALDR-3", in which the Buyer shall present its Tanker for loading at the Moorings for a lifting;

"AGREEMENT" means the Agreement between Seller and Buyer to which these General Terms and Conditions are attached as a schedule and form part or which by reference expressly incorporates these General Terms and Conditions;

"AFFILIATE" with respect to the Parties shall mean any Entity directly or indirectly controlling, controlled by, or under common control with the Parties. For the purposes of this definition, the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Entity, whether through the

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ownership of voting securities or by contract or otherwise. With respect to the
Buyer, "Affiliate" or "affiliated company" of Buyer means any company (other than Buyer) which is directly or indirectly affiliated with N.V. Koninklijke Nederlandsche Petroleum Maatschappij and/or The "Shell" Transport and Trading Company p.l.c;

For the purposes of the foregoing a particular company is:

directly affiliated with another company if the latter holds fifty percent (50%) or more of the shares or similar entitlements carrying the right to vote at a general meeting (or its equivalent) of the former; and indirectly affiliated with a company (hereinafter in this paragraph called "the parent company") if a series of companies can be specified beginning with the parent company and ending with the particular company, so related that each company is directly affiliated with one or more of the companies earlier in the series;

"API" means American Petroleum Institute;

 "ASTM" means American Society for Testing and Materials;

"BARREL" means a volume of 42 US standard gallons at 60(degree)F;

"BILL OF LADING" means a clean, full set of bills of lading in the form requested by Buyer issued by Seller for the Naphtha loaded into Buyer's Tankers as proof of delivery of the Naphtha;

"BILL OF LADING DATE" has the meaning given in Clause 5.4 hereto;

"BUYER" means the entities so described in the Agreement;

"CONTRACT QUANTITY" means all Naphtha that Seller makes available for export from InterOil Facilities in Clause 3;

"DATE RANGE" has the meaning the period during which a lifting of Naphtha is intended to occur;

"DELIVERY POINT" means the point at which Naphtha passes the loading hose flange on the manifold of the Tanker at the Moorings of the InterOil Facilities;

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"DISCLOSING PARTY" has the meaning given in Clause 16.1 hereto;

"ENTITY" means an individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, unincorporated association, nominee, joint venture or other entity;

"ETA" means estimated time of arrival;

"FOB" means free on board as defined by INCOTERMS 2000 edition;

"FORCE MAJEURE" means any of the circumstances described in Clause 11.1 hereto;

"GENERAL TERMS AND CONDITIONS" means these terms and conditions for the sale and purchase of Naphtha, that form part of the Agreement;

"HVN" means heavy grade Naphtha, HVN - BOILING RANGE 105 DEG C UP TO 155 DEG C, AS GIVEN IN CLAUSE 5;

"INTEROIL FACILITIES" means the facilities on InterOil's Marine Jetty, Napa Napa, Port Moresby Papua New Guinea, on and offshore for the production, transportation and storage of Naphtha and other petroleum liquids;

"INTEROIL REFINERY" means the crude oil refinery and InterOil Facilities at Napa Napa, Port Moresby, Papua New Guinea;

"IP" means Institute of Petroleum;

"LIBOR" means the Interbank Offering Rate for one month as quoted by Royal Bank of Scotland PLC, in effect at or about 10:00 am New York time on the due date, or if not quoted on the due date, the last date it is quoted immediately prior to the due date of payment for the amount and period overdue;

"LAYTIME" means the period as described in Clause 9.2 hereto;

"LVN" means light grade Naphtha, LVN - BOILING RANGE 25 DEG C TO 90 DEG C, per Cause 5,

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"METRIC TON" shall mean metric ton, as shown as "tonnes", "mt" or "ton";

"MOORINGS" means the facilities for mooring Tankers at the Port;

"MVN" means medium grade Naphtha, MVN - BOILING RANGE 90 DEG C TO 105 DEG C, PER CLAUSE 5;

"NAPHTHA " means petroleum liquids with a final boiling point of 170degC or less, and a maximum (reid) vapour pressure of 12.5 psi, produced from the InterOil Refinery;

 "NAPHTHA PRICE" means the price payable by Buyer to Seller for Naphtha as described in Clause 5 hereto;

"NOMINATED QUANTITY" means the quantity of Naphtha nominated by Seller for lifting pursuant to Clause 8.2(a) hereto;

"NAPHTHA STORAGE TANK" has the meaning given in Clause 3.3 hereto;

"NOTICE OF READINESS" means the notice given to Seller's Representative by the master of the Tanker and that the Tanker has arrived at the anchorage designated by Seller and is ready in all respects to enter the Moorings and that the Tanker has received all clearances required by applicable laws or regulations including, without limitation on the foregoing, clearances from Customs and Health Authorities;

"OTHER PARTY" means an Entity other than Buyer and Seller;

"OWNING PARTY" has the meaning given in Clause 16.1 hereto;

"PARTY" means a party to the Agreement for the time being and includes its successors and permitted assigns;

"PLATTS" means the Price Reporting arm of Standard and Poor's, New York, United States of America;

""PLATTS MOPJ" has the meaning Mean of Price Japan for Naphtha as reported by Platts, given in Clause 5.1 hereto;

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"PLATTS MOPS" has the meaning Mean of Price Singapore for Naphtha as reported by
Platts, given in Clause 5.1 hereto;

"PORT" means the Marine Jetty of the InterOil Refinery;

"PORT REGULATIONS" means any Port regulations for Port Moresby Harbour, by a Government or Governmental appointed body and appropriate marine facility/jetty guidelines for the use at the InterOil Refinery and InterOil Facilities and the InterOil marine jetty guidelines in the Port Moresby Harbour, Port Moresby, Papua New Guinea at the InterOil Tanker loading facilities to be issued by Seller to Buyer by no later than November 30th 2001, pursuant to Clause 9.4 hereto;

"PROVISIONAL PRICE" has the meaning given in Clause 6.2 (b) for provisional price when final price is not known at time of invoicing,

"REPRESENTATIVE" means Buyer's Representative, Buyer's Operational Representative, Seller's Representative or Seller's Operational Representative as the case may be appointed as such from time to time under Clause 14.3;

"SELLER" means E.P. InterOil Limited of the Cayman Islands;

"SELLER'S REPRESENTATIVE" means the person appointed as such from time to time under Clause 14.4;

"TANKER" means the tanker or vessel provided by Buyer to lift Naphtha hereunder;

"TANKER OWNER" means any or all of the owner, disponent owner, charterer or operator of the Tanker;

"TERM" has the meaning given in Clause 2.3; and

"USD" means United States Dollar currency

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1.2   REFERENCES AND HEADINGS

Unless the context otherwise requires, in these General Terms and Conditions:

(a) references to Clauses are to clauses of these General Terms and Conditions;

(b)   references to the singular include the plural and vice versa;

(c) paragraph headings in these General Terms and Conditions have been inserted for the purpose of reference only and shall have no effect whatsoever on the meaning, interpretation or construction of the provisions hereof;

(d)   references to days weeks or months means calendar days, weeks or months;
      and

(e) a reference to "dollars" or "cents" is to United States of America currency, unless stated otherwise.

1.3   GOVERNING LAW

(a) This Agreement shall be governed by and construed in accordance with the law of England, and for the purposes specifically of Clause 17.5 below each of the Parties agrees to submit to the jurisdiction of the courts of England.

(b) The Parties do not intend that any term of this Agreement should be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

(c) The United Nations Convention on Contracts for the International Sale of Goods of Vienna, 11th April 1980, shall not apply to this Agreement.

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1.4   WAIVER

No waiver of any provision of this Agreement nor consent to any departure therefrom, by any of the Parties shall be effective unless the same shall be in writing and then such waiver or consent shall be effective only in the specific instance and for the purpose for which it is given. No default or delay on the part of either of the Parties in exercising any rights, powers or privileges hereunder shall operate as a waiver thereof or of any other right hereunder; nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

1.5   VARIATIONS

This Agreement cannot be modified in any way except in writing and signed by the Parties.

2     TERM & QUANTITY

2.1 The Contract Quantity of Naphtha shall be delivered by Seller for export from InterOil Facilities delivered during the Term as defined in Clause 2.3.

2.2   Not Used

2.3 The Term of this Agreement is for three years from the Bill of Lading date of the first Naphtha export cargo from the InterOil Facilities. At the end of the three year term this Agreement shall terminate unless mutually agreed in writing by both parties.

3     SALE

3.1   CONTRACT QUANTITY

Seller agrees to sell and supply and Buyer agrees to purchase, receive and pay for all of the quantity of Naphtha available for export from the InterOil Refinery and made available for lifting at the Delivery Point during the Term pursuant to the Agreement.

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3.2   CARGO QUANTITY

Each Naphtha cargo (whether one individual grade or a combination of LVN, MVN, HVN grades) shall be lifted in shipments of no less than 10,000 and no greater than 35,000 metric tonnes.

Buyer from time to time may reasonably request to load smaller parcels of LVN, MNV, or HVN should it wish to do so for freight optimisation, without financial penalty to Seller. In co-operation with Buyer, Seller will provide commercially reasonable endeavours to accede to such requests.

3.3   NAPHTHA STORAGE TANKS

Buyer acknowledges the following with regard to the storage tanks on the InterOil Refinery site dedicated to the storage of Naphtha ("NAPHTHA STORAGE TANK"):

(a) the Naphtha Storage Tanks have a total combined effective storage net capacity of 350,000 net U.S. barrels. The assumed export tankage is to be of 150,000 bbls, 125,000 bbls and 75,000 bbls per tank, each tank being capable of being in LVN, HVN or MVN service respectively and, with Seller's agreement, interchangeably.

(b) Buyer shall use reasonable endeavors to work with Seller to minimise the impact of liftings during periods of non-routine operational maintenance on the InterOil Refinery and InterOil Facilities, including but not limited to the Naphtha Storage Tanks. All routine tank maintenance shall be advised by Seller at no less than 60 days' advance written notice.

4     DELIVERY TITLE RISK

4.1   DELIVERY

Seller shall supply and Buyer shall receive each lifting of Naphtha FOB the Tanker at the Delivery Point.

4.2   TITLE

All title risk and property in respect of each shipment of Naphtha hereunder shall pass

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from Seller to Buyer at the Delivery Point.

4.3   WARRANTY OF TITLE

Seller hereby irrevocably undertakes and warrants that Seller has at all times, including but not limited to the time of delivery of the Naphtha and cargo (and the passing of their risk and property) in accordance with the Agreement herein, full, unencumbered and indefeasible title to the Naphtha and cargo delivered to Buyer under the Agreement and further has the full right and authority to transfer title to such Naphtha and cargo and to effect delivery of same to Buyer.

5     NAPHTHA PRICE

5.1   PRICE DETERMINATION

Unless otherwise agreed, for the purpose of price determination, the three InterOil Refinery Naphtha `Design Grades' listed below shall be combined and covered by three primary prices listed below:

DESIGN GRADES

LVN - BOILING RANGE 25 DEG C TO 90 DEG C

MVN - BOILING RANGE 90 DEG C TO 105 DEG C

HVN - BOILING RANGE 105 DEG C TO 155 DEG C

The three primary prices for Naphtha shall be:

I LIGHT NAPHTHA PRICE - FOR LVN with a maximum endpoint of 90 deg C in accordance with Clause 5.1.1 below, allowing some MVN in the mix to 90 deg C.

The Medium Naphtha and Heavy Naphtha mix shall be priced as follows:

II MEDIUM NAPHTHA PRICE - for the medium naphtha in accordance with Clause
5.1.2.

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III HEAVY NAPHTHA PRICE - for the heavy naphtha in accordance with Clause 5.1.2.

Above prices shall be subject to the export Naphtha conforming to the specifications stipulated in Clause 10.3. The primary prices shall be calculated in accordance with sub-clauses 5.1.1 and 5.1.2 below.

It is recognised that Buyer may seek to change cutpoints of the Light Naphtha and the Medium Naphtha/Heavy Naphtha Mix and, subject to Seller's agreement to accede to Buyer's requests, Buyer and Seller may agree price adjustments to be calculated and applied to the primary pricing formulas. An example of one methodology under consideration is shown in Appendix B.

5.1.1. LIGHT NAPHTHA - LVN

[Deleted for confidentiality]

5.1.2. HV/MV NAPHTHA MIX

[Deleted for confidentiality]

5.2   CEASATION OR INTERRUPTION OF PRICE QUOTATIONS

Buyer shall pay to Seller for each barrel of Naphtha delivered hereunder at the Naphtha Price stated in the Agreement provided that:

if the relevant pricing quotations are interrupted or cease to be published then Buyer and Seller shall meet and use their best endeavours to select an appropriate alternate price quotation to be used to determine the Naphtha Price and if the Parties fail to agree upon an alternate price quotation, the Naphtha Price shall be calculated in accordance with the mechanism set out in Clause 6.2(b) hereto.

5.3   ROUNDING OFF

In determining the Naphtha Price, fractions of a dollar are to be rounded up to the nearest 3 decimal places.

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5.4   BILL OF LADING DATE

The Bill of Lading Date shall be the day on which the particular lifting is completed and Seller's loading hose is disconnected.

5.5   LOST BILL OF LADING

If Buyer does not receive a full set of clean, original Bills of Lading in the form requested by Buyer in its documentary instructions, or they contain any inaccuracies, or if they are not received at all, whether as a result of an act or omission of Seller, Seller's Representative or the terminal operator, Seller shall:

(a) re-affirm the warranties contained in Clause 4.3; and

(b) irrevocably and unconditionally indemnify Buyer and hold Buyer harmless against any claim made against Buyer by any person as a result of breach by Seller of any of the warranties set out in Clause 4.3, and all loss, costs (including, but not limited to legal costs), damages, and expenses which Buyer may suffer, incur or be put to as a result of Seller's failure to deliver the Bill of Lading in accordance with the Agreement. This Indemnification shall be in the form of a Letter of Indemnity as shown in Appendix "A".

The indemnity contained in Clause 5.5(b) shall terminate upon delivery to and acceptance by Buyer by Seller's or Seller's Representative of the full set of clean original Bills of Lading or a full clean replacement set of Bills of Lading.

6     PAYMENT TERMS

6.1   INVOICE FOR LIFTINGS

(a) Seller or Seller's Representative shall provide to Buyer the Seller's invoice and such documents including but not limited to the full set of clean original Bills of Lading, certificate of origin, certificate of quality and quantity as are reasonably requested by Buyer for each cargo of Naphtha delivered hereunder.

(b)   Each invoice shall show:

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      (i)   the total quantity of Naphtha lifted by Buyer at such lifting;

      (ii)  the total sum claimed to be due and owing to Seller;

      (iii) bank and account details for Seller

6.2   TIME AND METHOD OF PAYMENT

(a) Subject to other provisions of this Clause 6.2, Buyer shall make payment in United States currency by telegraphic transfer to the Seller's bank and to the account as directed in Seller's invoice free of all charges and without set off discount deduction or counter-claim not later than 30 calendar days after the Bill of Lading Date where the Bill of Lading Date shall count as day zero.

(b)   [Deleted for confidentiality]

(c) In the event that, at any time from the commencement of this Agreement, there is a material change to the methodology of calculating components in the price formula by the reporting services in Clause 5, for example the premia reported by Petroleum Argus in Clause 5.1, or if any of the reporting service assessments used as components in the price formula are discontinued, the Parties shall agree a suitable replacement marker. Should the Parties fail to agree on a replacement, an independent expert shall be mutually agreed upon to identify a replacement.

(d) Subject to any direction to the contrary specified in an invoice, payments that come due on a Sunday or Monday bank holiday in New York shall be made on the following banking day. Payments that come due on a Saturday or any other bank holiday, except one falling on a Monday, in New York shall be made on the preceding banking day.

(e) All bank charges incurred at Seller's bank shall be for Seller's account. All bank charges incurred at Buyer's bank shall be for Buyer's account.

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(f)   Seller shall make reasonable endeavours to ensure that all documents required for payment are sent to Buyer no later than 3 working days prior to the payment due date failing which payment shall be made 3 working days after receipt of such requisite documents by Buyer.

6.3   INTEREST REIMBURSEMENT AND INTEREST ON LATE PAYMENTS

For any one shipment, Seller may, upon giving written notice to Buyer and subject to Buyer's consent not to be unreasonably withheld, prior to that shipment's Bill of Lading Date, request for payment to be made earlier than 30 days after the Bill of Lading Date as specified in Clause 6.2(a) on a revised payment date, but no earlier than 5 days after the Bill of Lading Date. Seller shall pay early payment interest to Buyer for the period from the revised payment date until 30 days after the Bill of Lading Date at LIBOR [deleted for confidentiality].

7     LIFTING CRITERIA

7.1   ESSENTIAL CRITERIA

(a) Buyer shall arrange the liftings based on information provided by Seller or Seller's Representative pursuant to Clause 8.1. For this purpose Buyer and Seller will mutually endeavour to ensure liftings are scheduled to ensure Naphtha in storage at the Naphtha Storage Tank does not reach tank tops or refinery production is not reduced to avoid potential tank tops.

(b) Buyer shall use all reasonable efforts to ensure that during any month , liftings shall occur no later than 3 days prior to forecast tank tops so that the effective working storage capacity of 350,000 barrels is not reached;

(c) The above allowances may be varied as advised by Seller or Seller's Representative to Buyer from time to time.

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8     SCHEDULING, TANKER NOMINATION AND LOADING

8.1   FORECAST PRODUCTION AND OTHER INFORMATION

Seller or Seller's Representative shall provide the following information to
Buyer:

(a) every Tuesday, or as soon as practicable each week, the production and inventory forecasts for all grades of Naphtha which are projected to be available for lifting in the next succeeding 3 months, highlighting the last possible date as contemplated under Clause 7.1(b) by which the next lifting must take place;

(b) notice as soon as practicable of any material increase or decrease (of 20% or more over any one-week period) in forecasts of Naphtha production advised in Clause 8.1(a);

(c) loading windows assigned to other cargoes loading or discharging at the same primary jetty, e.g. firm arrival slots for crude oil import cargoes;

(d) notice as soon as practicable of operational circumstances that will reduce the capacity of any one of the Naphtha Storage Tanks; and

(e) at least 60 days written notice of scheduled maintenance to any of the Naphtha, Marine and InterOil Refinery facilities (including the loading terminal), or scheduled unavailability of resources which will either impact on production or impose constraints on Buyer's ability to accrue and lift Naphtha.

8.2   NOMINATION PROCEDURES - DATE RANGES AND QUANTITIES

(a) On or before the 43rd day prior to the first day of the Date Range being nominated for the next proposed liftings, Buyer will use its best efforts based on Seller's Forecast Production to provide the following information to Seller or Seller's Representative:

      (i)   the 10-day Date Range for the next lifting;

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      (ii)  the nominated quantity of Naphtha to be lifted ("NOMINATED
            QUANTITY") that is between 10,000 to 35,000 metric tonnes.

      (iii) indicative 10 day lifting windows for the subsequent 2 liftings.

(b) Within 1 business day of Buyer's notice of the Date Range, which will not be earlier than the 42nd day of the first date range, Seller or Seller's Representative shall notify Buyer of its acceptance or rejection of the nominated Date Range

(c) In the case of rejection, Seller or Seller's Representative shall detail the reasons to Buyer and Buyer and Seller or Seller's Representative shall consult with each other within the next 24 hours and reach agreement on a revised Date Range mutually. Notwithstanding Clause 8.2(b) should parties fail to reach agreement on a revised Date Range, Seller will advise Buyer of a Date Range with last day of such seven day Date Range being the forecast tank tops day minus three days.

(d) Pursuant to (b) or (c) above, the 7 day window shall be referred to as the accepted 7 day loading date range (ALDR-7), and quantities nominated by Buyer and agreed to by Seller shall become `Accepted Quantity'.

(e) No later than 33 days prior to the first day of the ALDR-7, Seller shall be obliged to narrow this range to a five-day loading window which (unless parties mutually agree otherwise) shall fall fully within the ALDR-7. Seller may also renominate the quantity to be lifted in accordance with limits set in clause 3.2 above, provided the resulting forward offtake programme remains feasible, or else provided such quantity changes are accompanied by adjustments to the timing of subsequent ALDRs as necessary. Any such adjustments shall be mutually agreed and confirmed in writing. Such 5 day Date Range shall be referred to as the accepted 5 day loading Date Range (ALDR-5).

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(f)   No later than 23 days prior to the first day of the ALDR-5, Seller shall further narrow this range to a three-day loading window which shall be referred to as the final accepted loading Date Range, "stem", or ALDR-3. The ALDR-3 shall fall fully within the previously advised ALDR-5 range unless the Parties mutually agree otherwise.

Seller is aware that the above notice periods are required to permit Buyer to plan advance sales and to commit to chartering acceptable offtake Tankers in a timely and responsible manner. In the event that Buyer is obliged to charter a suitable Tanker earlier than 23 days prior to the ALDR-3 notification by Seller, due to limited supply of quality Tankers, then the ALDR-3 shall be deemed to be the first three days of the ALDR-5 unless otherwise agreed by the Parties. The Buyer shall notify the Seller in such events.

8.3   NOMINATION AND VERIFICATION OF TANKER

(a) No later than 15 days before the first day of the Date Range Buyer shall nominate to Seller or Seller's Representative the Tanker to be used by Buyer.

(b) Seller shall advise Buyer within 24 hours of Seller's acceptance or rejection of Tanker nomination.

(c) Buyer shall ensure that all Tankers nominated, and each Tanker arriving at the Moorings for loading, shall comply with the specifications set out in the Port Regulations and appropriate marine facility/jetty guidelines.

(d) Without limitation to Buyer's obligations pursuant to Clause 8.3(a), Buyer shall provide to Seller or Seller's Representative appropriate documentation to enable Seller or Seller's Representative to verify compliance with the Port Regulations and appropriate marine facility/jetty guidelines at the time of nomination of the Tanker provided that if Buyer is not able to supply such documentation, Buyer shall at the time of confirmation provide a notice of compliance to Seller or Seller's Representative, in a form acceptable to Seller, which acceptance shall not be unreasonably withheld.

8.4   TANKER SUBSTITUTION

No later than 3 working days prior to the first day of the relevant Date Range Buyer may nominate a substitute Tanker which meets all the requirements of the Port Regulations and appropriate marine facility/jetty guidelines, and Seller shall advise of acceptance or rejection of that Tanker within 24 hours of receiving such nomination from Buyer.

8.5   TANKER ARRIVAL

(a) Buyer shall use reasonable endeavours to present its Tanker for loading at the Moorings within the ALDR-3.

(b) If, due to an event of Force Majeure, the Tanker is not presented within ALDR-3 ready to receive the Nominated Quantity of Naphtha or is so presented but ceases to be able to lift the Nominated Quantity then the Parties shall negotiate in good faith to try to agree on alternative arrangements.

8.6   NON-COMPLIANCE WITH TANKER SPECIFICATIONS

Notwithstanding Clauses 8.3 and 8.4, Seller shall not be obliged to load any Tanker that does not comply with the specifications of the Port Regulations. In addition, and without liability, Buyer shall provide access and other assistance to enable Seller to inspect the Tanker and any relevant documentation upon its arrival at the Moorings to ensure the Tanker complies with any Port Regulations and appropriate marine facility/jetty guidelines which, the intention being, shall be no more onerous than other regulations in effect at comparable Australian ports.

9     BERTH AND LOADING

9.1   SAFE BERTH

Seller shall provide, or cause to be provided to Buyer a safe berth at the Moorings as described in the Port Regulations.

9.2   LAYTIME

(a) The time, which excludes time lost by reason of Force Majeure ("LAYTIME") allowed to Seller for the loading of the Accepted Quantity for each lifting hereunder:

      (i) for Naphtha parcels in excess of 24,500 metric tons - "mt", Laytime shall be 36 hours Sundays and public holidays included;

      (ii) for Naphtha parcels co-loaded with other products at the InterOil Facilities, Laytime for the combined nominated quantity shall be 36 hours Sundays and public holidays included, subject to the Buyer's Tanker being able to co-load with out delay; and

      (iii) for Naphtha parcels smaller than 24,500 mt loaded stand-alone, Laytime shall be 24 hours Sundays and public holidays included.

(b)   Subject to Clause 9.3(d)(ii), Laytime shall commence:

      (i) berth or no berth, 6 hours after Notice of Readiness to load is given to Seller or Seller's Representative by the Tanker by letter, facsimile, radio or telephone, or upon the Tanker's arrival (i.e. all fast in berth), whichever first occurs, provided that if the Tanker arrives before the first day of the ADLR-3, Laytime shall not commence until the Tanker is all fast in the berth or at 0600 hours local time on the first day of the ADLR-3 whichever is earlier; and

      (ii) if the Tanker arrives after the end of the ADLR-3, when the Tanker has finished mooring, that is, all fast.

(c)   Laytime hours shall cease when disconnection of loading hose is complete.

9.3   DEMURRAGE

(a) In the event of any delay from any cause whatsoever (including a delay caused by force majeure) whether in connection with the scheduling of the Tanker's turn to load, provision of a berth for the Tanker, berthing or loading of the Tanker or otherwise howsoever without limitation, any liability of Seller and/or Buyer for such delay shall be limited to the payment of demurrage.

(b) If the Accepted Quantity is not loaded within the Laytime, Seller shall pay to Buyer demurrage, in respect of the time required to load the Accepted Quantity in excess of the Laytime at the rate per day (or pro rata for part of a day) equal to the actual demurrage rate payable by Buyer to the Tanker owner pursuant to the charter party between Buyer and the Tanker owner or if the Tanker is time-chartered, a rate that was agreed between Seller or Seller's representative and Buyer at the time the Tanker was nominated or accepted for the lifting. It is agreed that the demurrage claim shall be agreed no later than three months from the date documents supporting such claim are sent to Seller. Payment for demurrage claims must be paid no later than one month from the date of such agreement.

      In the event of a delay beyond either of these deadlines (which aggregate period shall not under any circumstances exceed 4 months unless otherwise agreed in writing,) late payment interest shall be payable (at the rate defined in the payment clause) on the full demurrage amount agreed or if not so agreed, then claimed by Seller, from the deadline and paid with final settlement.

      Buyer shall submit to Seller within 90 days of the Bill of Lading Date, the Buyer's demurrage claim together with a copy of the charter party.

(c) If the Accepted Quantity is not loaded within the Laytime due to bad weather or storms, Seller's liability to pay demurrage shall be halved unless Tanker is already on demurrage in which case, Seller's liability for demurrage is not reduced.

(d) Time incurred, spent or lost due to any of the following shall not count as Laytime, or if the Tanker is on demurrage, for demurrage when spent or lost:

      (i)   on an inward passage moving from anchorage to the Moorings;

      (ii) if the pilot reasonably determines that it is not safe to moor the Tanker at night or otherwise unless carried out concurrently with loading;

      (iii) due to any cause attributable to Buyer, the Tanker or the Tanker Owner, including but not limited to breakdown or deficiency of the Tanker;

      (iv) as a result of the inability of the Tanker by reason of its own deficiencies to receive the shipment at a rate consistent with being able to accept up to 150 psi pressure at the ship's manifold over the total period taken for loading;

      (v) as a result of strike, lockout, stoppage or restraint of labour of the Tanker;

      (vi) in any deballasting or handling slops or both unless concurrent with loading.

(e) Seller shall not be liable (other than for demurrage and for Deadfreight as specified in this clause) for any loss or damage, direct or indirect, which Buyer may suffer as a result of the Tanker not being loaded within the Laytime.

(f) If all or part of such Seller's demurrage is incurred due to an event of Force Majeure occurring after Laytime finishes, the rate of demurrage shall be reduced to one half (1/2) for the period of such demurrage or part thereof.

(g)   Deadfreight

      In the event the Seller is unable to load 95% of the Accepted Quantity in ADLR3 without incurring demurrage due to shortage of available quantity, the Seller shall compensate Buyer for any demurrage waiting for available cargo as per above.

      Alternatively, subject to Buyer's and Seller's agreement, Seller may short-load Tanker and pay associated Deadfreight charges to Buyer. Buyer and Seller agree to act in good faith to identify and choose the more cost effective means (between demurrage and Deadfreight) to mitigate costs to Seller associated with cargo shortage. Notwithstanding such identification of the more cost effective means, it is recognised that Buyer may not intentionally be able to delay Tanker beyond ADLR3 to await loading of 95% of Accepted Quantity. Should this be the case, mutual agreement between Buyer and Seller is not required as contemplated above and Buyer can order Tanker to sail with Deadfreight after Laytime has been fully spent with such actual Deadfreight cost being reimbursed by Seller. Seller is not liable to pay Deadfreight if due to Force Majeure.

9.4   ACCEPTANCE OF PORT REGULATIONS

The Seller shall provide Buyer with a full and complete set of the Port Regulations and Seller's marine facility operational requirements once these have been finalised, for Buyer's review and acceptance.

Buyer shall cause copies of the same to be provided to the owners and the Master of the Tanker nominated and accepted under Clause 8.4 or the Regulations or, if applicable, substituted pursuant to Clause 8.4. Buyer shall use all reasonable endeavours to ensure that the Master and the owners of the Tanker comply in all respects with the requirements set out in the Port Regulations and Seller's marine facility guidelines and operational requirements; such regulations and requirements not to be more onerous than those applicable to loading from oil refineries in Australia.

9.5   BUYER'S TANKER ARRIVES LATE AND CAUSES POTENTIAL TANK TOPS OR TANK TOPS

(a) Where Buyer's Tanker is or will be late for the Agreed Loading Date Range (ALDR-3) and in Seller's reasonable opinion this is likely to directly cause production at the InterOil Refinery to be curtailed, then Seller may request Buyer to use an alternative acceptable Tanker capable of arriving within Agreed Arrival Date to avoid reaching terminal tank-tops.

(b) If Buyer's Tanker has not arrived prior to three days before tank tops, and Seller can find a buyer with Tanker at short notice, Seller can sell a marketable quantity of Naphtha sufficient to make ullage for Naphtha production prior to late arrival of Buyer's Tanker).

(c) If action taken in (b) is unable to alleviate the potential tank tops and shut-in is unavoidable, Seller can then take further action to minimize impact on production at the InterOil Refinery by the late arrival of Buyer's Tanker. Such action may include reducing production or shutting down the InterOil Refinery partially or completely and/or selling the full nominated quantity to a third party buyer (latter action must in all scenarios be preceded by consultation with, and formal notification of specific intent to Buyer).

(d) As a consequence of Buyer's Tanker arriving late and causing Seller to take action to avoid shut in by selling Naphtha to a third party, Buyer shall pay Seller direct damages equal to Seller's direct incremental costs, for arms length transactions, for alternative sale of Naphtha being an amount representing the difference between the actual FOB equivalent price received for such Naphtha and the price that would have been payable in sale to Buyer.

(e) In respect of consequential losses arising from the late arrival of Buyer's Tanker, Buyer shall also pay Seller liquidated damages based on lost refining and marketing margin due to any reduced refinery throughput. The Parties further agree that such sum represents a genuine pre-estimate of the Seller's losses caused by reduced production, such downturn in production being due to action taken due to the late arrival of Buyer's Tanker.

(f) Seller shall act in good faith and use its reasonable endeavours to minimise the costs and losses and provided further in each case that evidence in reasonable detail in support of Seller's claim for reimbursement of each such cost or loss shall be furnished to Buyer;

(g) Where the Buyer's Tanker fails to tender a valid notice of readiness within the relevant Agreed Arrival Date, then for any resultant production quantities curtailed by Buyer's Tanker arriving after such loading Date Range owing to reasons other than Force Majeure, Seller may short-load Buyer's Tanker to the extent of the quantities curtailed but only to the extent required to avoid impact on the volume of subsequent loadings. Buyer shall be entitled to verify the above amounts and information and for this purpose, Seller shall provide such co-operation and assistance as Buyer may reasonably require.

(h) Payments associated with this clause 9.5 will be due 30 days after Seller submits fully documented details of claim to Buyer.

(i) Any payments under this Clause 9.5 shall be payable by Buyer to Seller only in the event of willful misconduct or gross negligence on the part of Buyer, and shall be capped at USD [Deleted for confidentiality] per day of lost refinery production.

10    QUANTITY/QUALITY DETERMINATION

10.1  PRIMA FACIE CONCLUSIVE

The quantity and quality of the Naphtha in each shipment shall be determined by measurement, sampling and testing in accordance with internationally recognised industry standards at the InterOil Facilities loading terminal by an independent inspector appointed by the Buyer but acceptable to the Seller. The determinations of such independent inspector, in the absence of fraud or manifest error, shall be final and binding upon both Parties. The original cargo suppliers shall prepare and sign certificates as to the quantity and a certificate as to the quality of the oil loaded upon completion of loading of the cargo. Such certificates shall be countersigned by the independent inspector to signify his agreement with the figures stated therein. Seller or Seller's Representative shall advise Buyer by telex, cable or facsimile of the quantity and quality recorded on such certificates as soon as possible after completion of loading of the cargo. The costs of such independent inspection shall be shared equally between Seller and Buyer.

A sufficient quantity of the relevant representative samples shall be correctly taken at the loading terminal and kept in accordance with internationally recognised methodology and practice. The samples, so obtained will be retained by Seller for at least one hundred and twenty (120) days after loading unless otherwise required or a dispute arises in connection therewith, in which event such samples shall be retained for as long as the Parties require.

10.2  NOTIFICATION OF CLAIMS

Any claims as to shortage in the quantity or defects in the quality of Naphtha loaded into the Tanker shall be communicated to Seller or Seller's Representative immediately after such shortage or quality defects are discovered. Such communications shall be followed by a formal written notice of claim with all necessary details to properly process the claim. If no notification or formal written notice of claim is received within 70 days from the date of the occurrence of the claim, such claims shall be deemed to have been waived.

10.3  QUALITY SPECIFICATIONS

10.3.1 LIGHT NAPHTHA

The Seller undertakes and warrants that the quality of the light grade Naphtha
(LVN) supplied and delivered hereunder shall fully comply with the specifications applicable to Japan Open Spec Naphtha as per the CFR FAR EAST OPEN SPEC NAPHTHA CONTRACT applicable at the time of loading of the cargo, subject to the modifications made in the table below.

For reference purposes, the specifications applicable to Japan Open Spec Naphtha as per the latest CFR FAR EAST OPEN SPEC NAPHTHA CONTRACT 2000 VERSION including such modifications as indicated (***) is as follows:

        PROPERTY    UNIT(S)             SPECIFICATION                    TEST METHOD
***S.G. at 60Deg F                        Report                           D 1298

***Colour (Saybolt)                       Min +30                          D 156

R.V.P at 37.8 Deg C (PSI)                 Max 12.5                         D 323

***Lead             (PPB)                 Max 50                           UOP 350

Sulphur             (PPM)                 Max 650                          IP 243

Paraffins           (Vol PCT)             Min 65.0                         D 1319/2002

N-Paraffins         (Vol PCT)             Min 30.0                         D 1319

Olefins             (Vol PCT)             Max 1.0                          D 1319/2002

*** I.B.P.(Deg C)                         Min 25                           D-86

***95%Evap.P.(Deg C)                      Max 105*                         D-86

Total Chlorine      (PPM)                 Max 1                            combustion by IP-243

followed by colorometric determination

Mercury   (PPB)                           Max 1**

Arsenic   (PPB)                           Max 20**

Oxygenated          (MTBE and/or          Max 50 PPM
Products            ETBE and/or
                    ethanol and/or
                    methanol)

* For avoidance of doubt, fullrange Naphtha (as described for example by the Argus premium constituting component "c" of the light grade Naphtha price) typically exhibits higher value properties than the above specification, for example AG fullrange Naphtha typically has a paraffins content of 80% as opposed to the 65% stipulated in Japan Open Spec above. Likewise a typical FBP for light grade Naphthas is 100 deg C, and 140-180 deg C for fullrange Naphthas.

** Subject to typical testing procedures as applied for Naphtha in Asia.

10.3.2 MVN/HVN NAPHTHA MIX

The Seller undertakes and warrants that the qualities of MVN and HVN supplied and delivered hereunder shall fully comply with the specifications stipulated below:

MVN

    PROPERTY        UNIT(S)             SPECIFICATION                          TEST METHOD
S.G. at 60Deg F                           report                                D 1298

Colour  (Saybolt)                         Min +30                               SAYBOLT

R.V.P at 37.8 Deg C (PSI)                 report                                D 323

Lead                (PPB)                 Max 50                                D-3116

Sulphur             (PPM)                 Max 50                                D-2622

Paraffins           (Vol PCT)             report                                D 1319

Olefins             (Vol PCT)             Max 1.0                               D 1319

Aromatics           (VolPCT)              report                                D-1319

***5%Evap.P.(Deg C)                       Min 75                                D-86

***95%Evap.P.(Deg C)                      Max 110                               D-86

Vanadium  (PPM)                           Max 1                                 D-3605

Sodium              (PPM)                 Max 1                                 D-3605

Arsenic             (PPB)                 Max 10                                Gutzeit Method, Vogel 34
edition, (p 796)

  Total Chlorine    (PPM)                 Max 1                                 combustion by IP-243
  followed by colorometric determination

Mercury   (PPB)                           Max 1**

Oxygenated Products                       (MTBE and/or Max 50 PPM ETBE and/or ethanol and/or methanol)

HVN

PROPERTY            UNIT(S)           SPECIFICATION                            TEST METHOD
S.G. at 60Deg F                         report                                  D 1298

Colour    (Saybolt)                     Min +30                                 SAYBOLT

R.V.P at 37.8 Deg C (PSI)               report                                  D 323

Lead                (PPB)               Max 50                                  D-3116

Sulphur             (PPM)               Max 50                                  D-2622

Paraffins           (Vol PCT)           report                                  D 1319

Olefins             (Vol PCT)           Max 1.0                                 D 1319

Aromatics (VolPCT)                      max 20                                  D-1319

N+A                 (VolPCT)            min 50                                  D-1319

***5% Evap P.(Deg C)                    Min 90                                  D-86

***95 Evap P.(Deg C)                    Max 155                                 D-86

Vanadium  (PPM)  `                      Max 1                                   D-3605

Sodium              (PPM)               Max 1                                   D-3605

Arsenic             (PPB)               Max 10                                  Gutzeit Method, Vogel 34
edition, (p 796)

  Total Chlorine    (PPM)               Max 1                                   combustion by IP-243
  followed by colorometric determination

Mercury   (PPB)                          Max 1**

10.4  ACCESS

To the extent permitted by the Operator of the InterOil Facilities, Seller shall grant access to and facilitate, and co-operate with, Buyer's nominated Representative to the loading terminal of the InterOil Facilities upon reasonable notice for purposes of conducting review and analysis consistent with this Section 7 and for ascertaining production forecast and stock levels.

11    FORCE MAJEURE

11.1  RELIEF FROM OBLIGATIONS

No failure or omission to carry out or to observe any of the terms, provisions, or conditions or this Agreement shall give rise to any claim by one Party against the other, or be deemed to be a breach of this Agreement if the same shall be caused directly by:

      (a) war, hostilities, acts of the public enemy or of belligerents, sabotage, blockade, revolution, insurrection, riot or disorder; arrest or restraint of rulers, or peoples, civil and governmental frustration, expropriation, requisition, confiscation or nationalisation;

      (b) embargoes or export or import restrictions; substantial interference by, or restrictions or onerous regulation imposed by civil or military authorities, whether legal or de facto and whether purporting to act under some constitution, decree, law or otherwise;

      (c) acts of God, fire, earthquake, storm, cyclone, lightning, tidal wave, or perils of the sea;

      (d) accidents of navigation, loss of tanker tonnage due to sinking by belligerents or to governmental taking whether or not by formal requisition;

      (e) unforeseen accidents or mechanical failures resulting in the shut down, decrease of capacity throughput or closing of the InterOil Refinery;

      (f) accidents to or closing of harbours, docks, canals, channels, mooring point, or other assistance to or adjuncts of shipping or navigation;

      (g) epidemic, quarantine, strikes, lockouts or other labour disturbances, but only to the extent they are nationwide or widespread, excluding any strikes or other labour disturbances;

      (h) rationing or allocation, imposed by applicable law, decree or regulation beyond Seller or Seller's Affiliates control; or

      (i) any other event, matter or thing wherever occurring, and whether or not of the same class or kind as those set forth, which shall not be reasonably within the control of the Party affected.

11.2  PAYMENTS AND MARKETS

Notwithstanding the provisions of Clause 11.1, Buyer shall not be relieved of any obligation to make payments for Naphtha delivered hereunder.

11.3  NOTICE

Any Party who is, by reason of Force Majeure, unable to perform any obligation or condition required by this Agreement to be performed shall notify the other Party as soon as possible specifying:

(a)   the cause and extent of such non-performance;

(b)   the date of commencement thereof; and

(c)   the means proposed to be adopted to remedy or abate the Force Majeure.

11.4  OBLIGATIONS OF DELAYED PARTY

Any Party who is, by reason of Force Majeure, unable to perform any obligation or condition required by this Agreement to be performed shall:

(a) use all reasonable diligence and employ all reasonable means to remedy or abate the Force Majeure as expeditiously as possible;

(b) resume performance as expeditiously as possible after termination of the Force Majeure or the Force Majeure has abated to an extent that permits resumption of such performance;

(c) notify the other Party when the Force Majeure has terminated or abated to an extent which will permit resumption or performance to occur; and

(d)   notify the other Party when resumption of performance has occurred;

provided that no Party shall, by virtue of this Clause 11, be required against the will of that Party to adjust or settle any strike, lockout or other labour dispute and provided further that under no circumstances shall Seller be obligated to replace Naphtha supplies or cargoes lost as a result of an event of Force Majeure.

11.5  EXTENDED FORCE MAJEURE

If the Force Majeure event relied upon by the Affected Party under this clause to excuse its failure to perform under this agreement shall persist for a continuous period of more than thirty (30) days, then the other Party as the case may be shall be at liberty to terminate the Agreement by written notice to the Affected Party whereupon both parties shall be discharged from all obligations under this Agreement except for antecedent breaches, if any.

12    RISK STRUCTURE

12.1  INSURANCE

The Buyer shall ensure that each Tanker arranged by Buyer shall, all at no cost to Seller:

(a) have on board all certificates of financial responsibility in respect of oil pollution necessary for the required voyage, such as, but not limited to a certificate of insurance required under the International Convention on Civil Liability for Oil Pollution Damage:

(b) the Tanker owners shall be members of the International Tanker Owners Pollution Federation Limited; and

(c) maintain with respect to the Tanker the standard level of oil pollution liability insurance available from the International Group of P&I Clubs on the date such Tanker is accepted, and the standard level of excess oil pollution liability insurance available through market underwriters on such date currently USD one billion.

12.2  LIMITATION OF LIABILITY

Notwithstanding any other provisions in this Agreement, the Parties agree as follows:

(i) In no event shall either Party make any claim against the other Party or its employees, officers, agents, or consultants on account of any alleged error of judgement made in good faith in connection with its performance under this Agreement;

(ii) Neither Seller nor the Buyer shall be liable whether in tort or in contract for any consequential, indirect or special losses, punitive, exemplary damages of any kind (including but not limited to loss of profit, loss of use and loss of interest) arising out of or in any way connected with the Agreement, its implementation, performance of or failure to perform the Agreement;

(iii) In the event that the Buyer is liable to the Seller for breach of the accepted loading date range, Buyer's total liability to the Seller under this Agreement for its breach of those provisions shall be limited to a maximum of $[Deleted for confidentiality] per day;

For the purposes of this Agreement, "Gross Negligence and Willful Misconduct" means any act or omission done or omitted to be done with wanton, intentional and reckless disregard of the reasonably foreseeable consequence of such act or omission.

13    TAXES, DUES, DUTIES, IMPOSTS

13.1  PORT CHARGES

Any wharfage, harbour dues, port charge, pilotage, line launches, tugs or similar charges (collectively "Port Charges") levied at the InterOil Facilities whether chargeable on the cargo loaded or on the Tanker shall be for the account of Buyer, unless the Parties agree otherwise in writing.

13.2  NEW IMPOSTS

Subject to Clause 13.1, in the event any additional tax, dues, duty or impost is levied at the InterOil Marine Facilities whether chargeable on the cargo loaded or on the Tanker, the Parties shall as soon as reasonably practicable meet to agree on the responsibility for payment of the levy, and failing agreement, either Party may terminate this Agreement upon 3 months' prior written notice to the other Party.

14    NOTICE

14.1  MEANS OF NOTICE

All notices, statements and other communications to be given, submitted or to be made under this Agreement shall be sufficiently given if in writing and sent either:

(a)   by hand or courier; or

(b)   by facsimile with receipt acknowledged,

to the address or facsimile numbers specified in this Agreement under Clause
14.4.

14.2  CHANGE OF ADDRESS

Any Party may change its address for the purposes set forth in Clause 14.1 upon given 15 days prior written notice to the other Party.

14.3  REPRESENTATIVES

(a) Each Party hereby appoints the Representatives specified in Clauses 14.4 and 14.5.

(b) A Party may change its Representatives by notice to the other Party, and the Seller may nominate an agent to act for the Seller's Representative in certain matters, which notice shall be given to the Buyer.

(c) All notices, statements and other communications given, submitted and made under this Agreement by the Buyer or by the Seller from time to time or at any time under this Agreement may be given and received by a single notice by a Representative, such notice being effective notice to or from the relevant Party.

14.4  SELLER'S REPRESENTATIVES

(a)   The Seller's Representative and its address and facsimile number are:

Managing Director
E.P. InterOil, Ltd
25025 I-45 North, Suite 420

The Woodlands, Texas 77387, USA

Telephone: (281) 292-1800
Facsimile: (281) 292-0888
Attention: Christian Vinson

14.5  BUYER'S REPRESENTATIVES

(a) The Buyer's Operational Representative and its address and facsimile number are:

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

NAME: Head of Operations, Chemical Feedstocks
Attn: WAYNE KHOO  ST114
TEL   +65 384 8745
FAX NO: +65 384 8548
TELEX NO: RS20196

14.6  AUTHORITY OF THE REPRESENTATIVES

The Representatives shall have the following authority:

(a) to make agreements concerning the administration or procedures under the Agreement; and

(b) to render any invoice, Bill of Lading or other documentation as required by the Agreement.

15    ASSIGNMENT

15.1  SUCCESSORS AND ASSIGNS

Subject to Clause 15.2, the Agreement shall be binding upon and inure to the benefit of the Parties, their successors and assigns.

15.2  CONDITIONS OF ASSIGNMENT

The Agreement shall not be assignable by either Party without the assignee entering into a covenant in writing with the non-assigning Party, in a form acceptable to the non-assigning Party such acceptance not to be unreasonably withheld, to be bound by the provisions of the Agreement as if it were a Party to the Agreement.

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

16    CONFIDENTIALITY

16.1  NON-DISCLOSURE

Neither Party ("DISCLOSING PARTY") may in the absence of prior written consent either before or for a period of 3 years after termination of this Agreement divulge or suffer its employees, consultants, agents or representatives to divulge to any person (other than to those of its officers, employees, consultants, agents or representatives who reasonably require the information to enable them to properly perform their duties) any of the contents of the Agreement or any other information concerning the operations, dealings, transactions, contracts or commercial or financial affairs of the other Party ("OWNING PARTY").

16.2  EXCLUSIONS

The restrictions imposed by Clause 16.1 do not apply to the disclosure of information:

(a) to any Affiliate or bona fide intended assignee of the Disclosing Party upon obtaining a similar undertaking of confidentiality from that Affiliate or assignee in favour of both Parties;

(b) to independent consultants, legal counsel and contractors of the Disclosing Party whose duties reasonably require disclosure provided those consultants, legal counsel and contractors have made a similar undertaking of confidentiality to the Disclosing Party;

(c) to any bank or financial institution from whom the Disclosing Party is seeking or obtaining finance, provided those banks or institutions have made a similar undertaking of confidentiality to the Disclosing Party;

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

(d) to the extent required by any applicable laws or regulations having jurisdiction over the Disclosing Party; or by the regulations of any recognised stock exchange on which are listed for quotation shares in the capital of the Disclosing Party or any related body corporate (as that term is defined in the Corporations Law) of the Disclosing Party; or in a prospectus issued by the Disclosing Party or an Affiliate of the Disclosing Party as required by securities laws governing the Disclosing Party or such Affiliate; or to the extent required for the purpose of any litigation arising from the Agreement; provided that if the Disclosing Party is served with any notice, demand, request, subpoena or other proceedings seeking discovery, disclosure or production of the Agreement or any information which has been previously disclosed to the Disclosing Party and which is proprietary to the Owning Party, then the Disclosing Party shall:

      (i) forthwith give a copy of the notice, demand, request, subpoena or other proceedings to the Owning Party;

      (ii) comply with any reasonable directions issued by the Owning Party in respect of the protection or dissemination of such information, documentation and agreements (whether or not confidential);

      (iii) upon receiving notice from the Owning Party, accept and give effect to, as far as is possible, any reasonable representation from the Owning Party in regard to the conduct of any negotiations, dissemination or proceedings relating to such information, documentation and agreements (whether confidential or not); and

      (iv) not otherwise do anything to prejudice the protection of such information, documentation or agreement or which is inconsistent with paragraphs (i) - (iii) inclusive above; or

(e)   to the extent that the same has become generally available to the public.

17.   DISPUTE RESOLUTION

17.1  NOTICE OF DISPUTE

The Party claiming that a dispute, controversy or claim has arisen shall give notice to the other Party identifying such dispute, controversy or claim and designating its representative in negotiations, being a senior officer of the Party with authority to settle the matter, and the other Party shall promptly give notice in writing designating its representative in negotiations with similar authority.

17.2  MEETING

Within 10 days of the notice of dispute, the senior officers of each disputant shall meet to seek to resolve the matter.

17.3  FURTHER ALTERNATIVE DISPUTE RESOLUTION

If the dispute, controversy or claim is not resolved by the senior officers within such period of 10 days, the Parties shall, within a further 10 days, seek to agree the process for resolving the matter through means other than litigation, such as further negotiations, mediation or conciliation and on:

(a) the procedure and timetable for any exchange of documents and other information relating to the dispute, controversy or claim;

(b) procedural rules and a timetable for the conduct of the selected mode of proceedings; and

(c) the procedure for selection and remuneration of any mediator who may be employed by the Parties.

17.4  EXPERT

If the Parties agree that the matter should be referred to an expert for resolution, the following procedure shall apply unless otherwise agreed by the
Parties:

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

(a) either Party shall notify ("INITIAL NOTICE") the other Party of the matter it wishes to be resolved including the name of the person whom it nominates as the expert;

(b) the recipient of the Initial Notice shall notify the other Party ("REPLY") within 3 days if it does not accept the person so nominated and make a nomination of the person it proposes to be the expert;

(c) if the Parties are not able to agree on the appointment of the expert within 7 days of the Initial Notice, either Party may request the Chairman of the Australian Institute of Petroleum to appoint a person qualified by education, experience and training in the subject matter in dispute to be the expert;

(d) the expert so appointed shall promptly fix a reasonable time and place for receiving submissions or information from the Parties or from any other persons that the expert may think fit and the expert may make such further enquiries and require such other evidence as he or she may consider necessary for determining the matter and shall in accordance with this Agreement determine the matter with all due diligence and speed;

(e) the expert shall not be deemed not to be an arbitrator but shall render his decision as an expert;

(f) the determination of the expert shall be final and binding upon the Parties save in the event of fraud, mistake or miscarriage;

(g) each Party shall bear the costs and expenses of all counsel, witnesses and employees retained by it but the cost and expenses of the expert shall be apportioned between the Parties in such proportions as the expert shall in the circumstances consider proper; and

(h) if an expert appointed has not arrived at a determination within a period of 30 days from the date of appointment, either Party may upon giving notice to the other, terminate the appointment and a new expert shall be appointed and the point of difference determined in accordance with the provisions of this Clause.

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

17.5  ARBITRATION

If each of the Parties does not agree that the dispute be resolved pursuant to Clause 17.4, then the dispute shall be resolved by arbitration, and the arbitration shall be:

(a)   governed by English law;

(b) carried out under the United Nations Commission on International Trade Law Arbitration rules and regulations (UNCITRAL);

(c) conducted and presided over by a single arbitrator appointed by the London Court of International Arbitration (LCIA);

(d) held in London, England and the language of the arbitration shall be English; and

(e)   empowered to order interest and costs under an award; and.

(f) binding on all parties under arbitration.

Any party to the dispute under arbitration may commence proceedings or take any action it deems necessary in the jurisdiction referred to in Clause 1.3 above to enforce a decision of the arbitrator whether pursuant to:

(g) the general law or legislation of the jurisdiction;

(h) the New York Convention on the Recognition and Enforcement of Foreign Artbitral Awards 1958; or

(i) any other treaty making enforcement possible.

17.6  CONFIDENTIALITY OF PROCEEDINGS

Any dispute resolution procedure, other than litigation and any determination, shall be kept confidential between the Parties.

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

17.7  REPRESENTATION

The Parties may be represented by legal counsel in any dispute resolution procedure. Each Party shall bear the costs and expenses of all counsel, witnesses and employees retained by it but the cost and expenses of the mediator shall be apportioned equally between the Parties.

17.8  CONTINUED PERFORMANCE OF OBLIGATIONS

The referral of a matter to dispute resolution under this Clause 17 shall not affect the obligations of the Parties in accordance with the terms and conditions of this Agreement.

EXECUTION PAGE

EXECUTED by EP INTEROIL, LTD )
                             )
                             )
                             )          ____________________________
                             )          Authorised Signature
                             )
                             )
___________________________  )          ____________________________
Date:                        )          Name
                             )
                             )          ____________________________
                             )          Designation
                             )
                             )
                             )
EXECUTED  by  SHELL          )
INTERNATIONAL  EASTERN       )
TRADING COMPANY OWNED BY     )
SHELL EASTERN TRADING (PTE)  )          ____________________________
LTD.                         )          Authorised Signature
                             )
                             )
                             )          ____________________________
                             )          Name
                             )
                             )          ____________________________
____________________________ )          Designation
Date                         )
                             )
                             )

APPENDIX "A"

FORMAT OF LETTER OF INDEMNITY TO BE USED

FROM: EP InterOil, Ltd. incorporated in the Cayman Islands of Ugland House, South Church Street, Georgetown, Grand Cayman, Cayman Islands, British West Indies.

TO: SHELL INTERNATIONAL EASTERN TRADING COMPANY, owned by Shell Eastern Trading Pte Ltd

IN CONSIDERATION of your paying for the cargo of _________________________________U.S. Barrels/Metric Tons of (type of crude oil and / or product) _________________________which sailed from (Port) ___________on (Tanker and date) __________________________________________loaded with such cargo when the (document) _______________________________________for such cargo has not been delivered to you at the time payment is due under our contract dated
______ref:______________________________________________________________.

We hereby warrant to you that at the time property passed as specified under the terms of the above contract we had the right to sell the said cargo to you and we had unencumbered title to the said cargo.

We hereby irrevocably and unconditionally undertake to indemnify you and hold you harmless against any claim made against you by anyone as a result of breach by us of any of our warranties as set out above, and all losses, costs (including, but not limited to costs as between attorney or solicitor and own client), damages, and expenses which you may suffer, incur or be put to which are not too remote as a result of our failure to deliver the above document(s) in accordance with the contract.

This indemnity shall terminate on delivery by us of the aforesaid document(s) and their acceptance by you.

This indemnity shall be governed by and construed in accordance with the laws and legal jurisdiction governing the aforesaid contract and all disputes, controversies or claims arising out of or in relation to this indemnity or the breach, termination or validity hereof not settled by negotiation shall be resolved with the procedure provided in such contract

AUTHORISED SIGNATORY OF SELLER

Name:
Designation:

                                   Appendix B

At Buyer's timely and reasonable request and subject to Sellers agreement, such agreement not to be unreasonably withheld, cutpoints may be adjusted from time to time. It is recognized that parties will need to agree a pricing adjustment clause and the purpose of this clause is to describe one methodology that, while not yet agreed, may be adopted for such price adjustment.

Final prices mayl be calculated in accordance with the following: The intention of this clause is to fix the Deemed Cutpoints between LVN/MVN and MVN/HVN to levels of 90 deg C and 105 deg C respectively, to facilitate Seller co-operating with Buyer requests for actual naphtha cutpoint shifts, while keeping Seller whole in pricing terms on the deemed set of cutpoints. Fixing the cut temperatures at deemed levels shall achieve the following:

1 Seller's income will be unaffected by Buyer nominating more or less of a particular cut based on prevailing market conditions.

2. Allow Buyer to fine tune the qualities within refinery normal operating parameters to maximise cut value to customers.

3. This shall be achieved by the following price formulas using as basis the IBP (initial boiling point) and FBP (final boiling point) of the various cuts, and to the prices defined in Clauses 5.1.1 and 5.1.2, where the calculated price is referred to as LVNC, MVNC and HVNC. The final prices for product shall be defined as follows, and calculated in USD/bbl: For this purpose the LVN price will be converted to a USD/BBL price using the actual bbl/mt factor in the case of pricing an LVN cargo, in the case of pricing the LVN component of MVN/HVN cargoes the most recent LVN cargo BBL/MT factor shall be used.

4.    LVN

[Deleted for confidentiality]

5.    MVN

[Deleted for confidentiality]

6.    HVN

[Deleted for confidentiality]

Note that this Deemed Cut Point Clause should be structured to work in an equitable and reasonable way if there is good column separation, eg. no gap/no overlap would be an ideal case. If separation between

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

grades is such that there is, in Seller's reasonable opinion, an unacceptable level of overlap, or for other reasons, constraints on cutpoint flexibility become evident, the parties shall meet to discuss how best to modify this Clause so that the Objectives stated under 1. and 2. above can be met. If no agreement can be reached on this cutpoint calculation as per above or indeed any other cutpoint adjustment clause, or if either party raises objections to this clause which cannot be resolved, actual cutpoints shall conform to quality to Clause 10, and prices as per Clauses 5.1 and 5.2 shall apply unless other price adjustment mechanism is mutually agreed.

The Deemed Cutpoint calculations above will influence price to the extent that Prices for the grades vary, calculations below demonstrate the effect of the Deemed Cutpoints Clause on daily income, including a +/- $2/bbl variation between LVN and HVN, in combination with two sets of cutpoints between LVN, MVN and HVN.

SAMPLE CALCULATIONS (1)

[Deleted for confidentiality]

SAMPLE CALCULATIONS (2)

[Deleted for confidentiality]

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